Exhibit 10.1

January 11, 2013

Mr. Dominic A. Romeo, CPA

381 Belle Foret Drive

Lake Bluff, IL 60044

Dear Dom:

On behalf of Thor Industries, Inc., I am pleased to make this offer to you to be our Chief Financial Officer. Through the interview process our management team and Board of Directors have unanimously determined you to be an excellent fit at Thor. As I am certain you discussed in many of your interviews, “fit” is a term of significant meaning to Thor. We have carefully crafted our management team to position our Company to continue on its path of success for the long term. I am confident that your knowledge, skills and experience will be among our most valued assets.

Should you accept our offer, the terms of your employment shall be as follows:

Salary: Annual gross salary of $650,000, paid in biweekly installments.

Inception Bonus: A one-time inception bonus equal to $750,000 of restricted stock units (“RSUs”) that will vest in three annual installments with the first occurring in or about October of 2013. This award is subject to the terms outlined in Exhibit A to this Letter.

Non-equity Incentive Performance Bonus: Annual non-equity incentive compensation equal to $300,000 plus .15% of the Company’s net earnings before taxes. Based on your anticipated start time of February 1, 2013, our forecast indicates that the incentive bonus payable in two quarterly installments after the quarters ending in April and July respectively will be approximately $354,000. For our 2014 Fiscal Year, the estimated non-equity incentive award at $300,000 plus .15% of net profit before taxes is equal to approximately $656,000. Of course, these numbers as well as all other estimates contained in this letter are based on forecasts and the actual results may differ.

Equity Incentive Bonus: Annual RSU award equal to .3% of the Company’s NBT subject to the vesting schedule and terms outlined in Exhibit A to this Letter. Based on your anticipated start time, our forecast indicates that the incentive bonus payable in two quarterly installments after the quarters ending in April and July respectively will be approximately $408,000. For our 2014 Fiscal Year, the estimated equity incentive award at .3% of net profit before taxes is equal to approximately $712,000. Of course, these numbers are based on forecasts and the actual results may differ.

Mr. Dominic A. Romeo

January 11, 2013

Page Two

Dom, based on our current forecasts, your aggregate compensation would be as follows:

Six Months ending July 31, 2013
Sign On Bonus awarded in RSUs:	$750,000
Cash Compensation comprised of salary and incentive bonus:	$679,000
Equity Incentive awarded in RSUs:	$408,000

Fiscal year 2014 (ending July 31, 2014)
Cash Compensation:	$1,306,000
RSUs	$712,000

In addition to your compensation, Thor provides a very competitive benefits package for its eligible employees. Employees may participate in Thor’s health insurance benefits (medical, dental and vision), life insurance, and short term and long term disability plans. With this letter, I am enclosing booklet that outlines the Company’s benefit plans. Of course, the plans are subject to change based on what management and our Board deem to be in the best interests of the Company and our shareholders.

Additional terms and conditions of this offer relating to Section 409A of the Internal Revenue Code are set forth in the enclosed Exhibit B.

As an officer of the Company, you would be covered by the Company’s D & O policy and would receive additional indemnity from the Company.

The position calls for you to work out of Elkhart, Indiana. The Company is proud of the newly renovated office building located on the St. Joseph River in downtown Elkhart that we will occupy in March of this year. I am certain that you will find that the new office will offer a great environment for our corporate team.

Our offer is contingent upon us reaching a mutually satisfactory resolution to your ownership in Nexus RV.

Upon your acceptance of this offer, this letter, together with the other documents referred to herein, contains the entire agreement between you and the Company with respect to your employment and supersedes all prior agreements and understandings, oral or written, between the parties. This letter may not be amended orally.

This offer of at-will employment is made subject to the laws of the State of Indiana. This letter shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of law principles.

Mr. Dominic A. Romeo

January 11, 2013

Page Three

I welcome the opportunity to discuss the terms of this offer with you. My office phone number is 203-661-1333 and my cell phone number is 203-461-5201.

Dom, I very much look forward to welcoming you to our management team. Please acknowledge your assent and agreement to the terms of this letter by signing in the space provided below and returning the same to my attention.

Sincerely,

/s/ Peter B. Orthwein
Peter B. Orthwein

Chairman and Chief Executive Officer

Agreed to and accepted on this 14th day of January, 2013.

/s/ Dominic Romeo

Dominic Romeo

EXHIBIT A TO ROMEO OFFER LETTER

Vesting Period

The award will vest over a three (3) year period in equal annual installments typically beginning on the first anniversary of the award grant. Please note, if you leave the Thor family of companies for any reason, except as noted below, you forfeit all rights to any unvested units.

Tax Implication

At Vesting: Under normal federal income tax rules, an employee receiving a Restricted Stock Unit is not taxed at the time the grant is made. Instead, the employee is taxed at vesting. The amount subject to tax is the market value of the stock on the vesting date. The IRS treats this as ordinary income as of the vesting date. You may choose to consult with your tax advisor on the tax implications of your award.

At Sale: If shares received upon vesting are later sold, then any gain or loss on sale of shares (i.e. post-vesting share price appreciation/depreciation) is taxable as short- or long-term capital gain, depending on how long the stock has been held.

Paying Income Tax on Restricted Stock via Net Shares

Computershare Stock Plan Services will administer the plan, which includes an annual statement and processing income tax withholding through net shares.

Net shares is a process through which the appropriate number of shares are withheld at vesting in order to cover an employee’s tax withholding obligation. At the time of vesting, you will receive the number of shares vested less the number of shares withheld for tax purposes. This process is designed to alleviate the tax impact on the employee by avoiding or minimizing the employee’s tax liability associated with the award.

Recoupment Provision

Thor has established a recoupment provision that applies to all forms of incentive compensation paid to employees of Thor and each operating company. This policy will have a three (3) year look back period during which any incentive compensation that was paid within that three (3) year period that was based on what are subsequently determined to be erroneous financial statements specific to Thor, must be repaid to Thor if and only if (1) the erroneous financial statements of Thor were, in whole or in part, the basis for the incentive compensation that was paid and (2) the erroneous financial statements resulted in an amount of incentive compensation being paid to a recipient that would not have been payable if the financial statements had not been erroneous. Under this policy, only the portion of incentive compensation which is subsequently determined to have been paid based upon an error in the financial statements will be subject to the repayment obligations of the policy.

Dividends

Dividends will not be earned on unvested shares. However, once the shares vest and are issued to you, dividends will be paid as announced by the Company from time to time.

Retirement Eligibility

In the event you are planning to retire, Thor’s Compensation and Development Committee will address unvested restricted units and provide you additional details.

EXHIBIT B TO ROMEO OFFER LETTER

This letter is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or shall comply with the requirements of Section 409A and shall be interpreted accordingly.

To the extent necessary to avoid imposition of any additional tax or interest penalties under Section 409A (such tax and interest penalties, a “Section 409A Tax”), notwithstanding the timing of payment provided in any other section of this letter, the timing of any payment, distribution or benefit pursuant to this letter shall be subject to a six (6)-month delay in a manner consistent with Section 409A(a)(2)(B)(i); provided, that. if you die during such six (6)-month period, any such delayed payments shall not be further delayed, and shall be immediately payable to your devisee, legatee or other designee or, should there be no such designee, to your estate.

Each payment under this letter (including any installment payments) shall be treated as a separate payment for purposes of Section 409A.

All expenses or other reimbursements paid pursuant to this letter shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.